Exhibit 99.1

Bank of the James Announces First Quarter 2020

Financial Results and Declaration of Dividend

LYNCHBURG, Va., April 24, 2020 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (Greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three months ended March 31, 2020.

First Quarter 2020 Highlights

•

Net income for the three months ended March 31, 2020 was $995,000 or $0.23 per diluted share, compared with $1.23 million or $0.28 per diluted share for the three months ended March 31, 2019. This decrease was due primarily to an increase in loan loss provision related to uncertainty surrounding the COVID-19 pandemic.

•

Weighted average shares outstanding (diluted) were 4,348,040 at March 31, 2020 compared with 4,380,959 a year earlier, reflecting a repurchase of 39,000 shares of stock since March 31, 2019. The Company has temporarily suspended stock repurchases under its stock repurchase plan.

•	Loans receivable, net of allowance for loan losses, were $570.66 million compared with $573.27 million at December 31, 2019 and $535.96 million at March 31, 2019.

•

Commercial real estate loans, commercial & industrial loans, construction loans and multi-family mortgage loans increased compared with a year earlier. In light of potential risks to loan quality associated with COVID-19 and associated economic trends, the Company anticipates expanded disclosure related to business sectors and credit quality in its Form 10-Q Quarterly Report for quarter ended March 31, 2020 to be filed with the Securities and Exchange Commission.

•

Loans held for sale (primarily closed residential mortgage originations) were $6.13 million at March 31, 2020 compared with $4.22 million at December 31, 2019. Management noted the secondary market that purchases the majority of the Company’s originated conventional mortgages has continued to be strong and active.

•	Total assets were $746.06 million at March 31, 2020, up from $725.39 million at December 31, 2019 and $684.39 million at March 31, 2019.

•

Asset quality remained strong at March 31, 2020, with a ratio of nonperforming loans to total loans of 0.25%. The Company increased its allowance for loan losses primarily based on our evaluation of qualitative (environmental) factors present and their contribution to our estimate of probable losses inherent in the loan portfolio. At March 31, 2020, the allowance for loan losses to total loans increased to 0.95%, and the allowance for loan losses to nonperforming loans was 376%.

•	On April 21, 2020 the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on June 5, 2020, to be paid on June 19, 2020.

COVID-19 Update

•	The Company has fully implemented its Business Continuity Plan.

•	All branches remain open, with routine banking services offered through online banking, drive-thru, ATMs, and limited lobby access.

•	Implemented a number of actions to support a healthy workforce, including:

○	Flexible work practices such as work-from-home options, working in shifts and placing greater distances between employees;

○	Discontinuation of non-essential business travel and meetings; and

○	Use of online meeting platforms.

•	Actively addressing customer needs, including loan payment relief where appropriate.

•

The Bank has not experienced any unusual pressure on deposit balances or liquidity positions as a result of COVID-19. As of March 31, 2020, the Bank had cash and cash equivalents of approximately $64 million. As of April 24, 2020, the Bank has access to approximately $71 million through existing credit arrangements. In addition, the Bank has been accepted to the Payroll Protection Program Liquidity Facility pursuant to which the Bank may borrow 100% of the face value of PPP loans it has originated.

Robert R. Chapman III, President and CEO, commented: “As our nation, the Commonwealth of Virginia and our communities address the challenges and uncertainties presented by COVID-19, we salute the women and men in our hospitals and first responders and are grateful for their service. We also want to extend our heartfelt thoughts to the families that have been affected by this virus and wish them the very best. We have focused on protecting the health and safety of our employees and the citizens of the communities we serve by positioning daily operations to respond to the needs of our customers with safety and security. We stand ready to serve, as we have throughout the history of our Company, and will do everything in our power to help our region of the Commonwealth.

“We implemented remote work procedures, staffing adjustments and branch bank emphasis on drive-up banking and ATMs to protect customers and employees. Electronic and mobile banking capabilities for individuals and businesses have supported necessary banking activities. Our banking team has maintained a high level of responsiveness, providing personalized attention and financial solutions to customers.

“Our primary focus has been to help customers and communities navigate challenging and ever-changing economic and financial circumstances. We dedicated much of our human capital in April to helping our community’s small businesses, receiving well over 500 applications beginning April 3rd under the Small Business Administration’s Paycheck Protection Program (PPP) and have received approvals from the SBA impacting more than 6,000 employees in our served markets.

“As a community bank with a traditional focus on meeting the needs of small business both in times of opportunity and challenge, we believe Bank of the James is well-positioned to provide support to our communities. We remain well-capitalized and with the liquidity to meet the needs of our customers. We are prepared to coordinate any additional federal assistance that becomes available.

“Consistent with Bank of the James’ longstanding commitment to support the civic and charitable organizations in our communities, and the many not-for-profit organizations that bank with us, we have accelerated support to organizations that provide critical necessities such as shelter, food and clothing. Although social distancing has limited the usual participation of our employees in charitable activities, we are working hard to provide financial and logistical support wherever and whenever possible.

“I want to thank our total bank team for their steadfast support of our customers and our communities providing the highest level of service in rising to meet their needs. We will meet this latest challenge and get through it together.”

J. Todd Scruggs, Executive Vice President and CFO, stated: “Bank of the James recognizes the future may hold unprecedented challenges for the Company and its customers. We would like to assure customers and shareholders that we are focused on maintaining capital strength, prudently and promptly reserving for credit risk, and working closely with our customers to educate and guide them on options for financial solutions to manage ongoing challenges.”

First Quarter 2020 Operational Review

Net income for the three months ended March 31, 2020 decreased to $995,000 from $1.23 million for the three months ended March 31, 2019. The increase in provision for loan losses in the current year, which includes our evaluation of the COVID-19 pandemic at March 31, 2020, contributed significantly to this decline and is discussed in more detail below.

Total interest income was $7.49 million at March 31, 2020 compared with $7.23 million at March 31, 2019. Interest expense increased to $1.35 million from $1.10 million, which reflected a larger deposit base and rate increases in demand and time deposits. Interest rates paid on total interest-bearing liabilities in the first quarter of 2020 were 0.90% compared with 0.85% in the first quarter of 2019.

“As in past quarters, we funded our loan portfolio with deposits and not through wholesale funding, which has contributed to efficient operation and margin stability,” said Scruggs. “We recognize that while current uncertainty and economic conditions will likely impact demand for growth-oriented borrowing, we are focused on helping commercial clients manage their working capital and helping individuals meet their financial obligations and manage their finances to continue moving forward.”

Net interest income before provision for loan losses in the first quarter of 2020 was $6.14 million compared with $6.13 million a year earlier. The Company increased its provision for loan losses to $888,000 in the first quarter of 2020 compared with $210,000 a year earlier. This increase was due primarily to an increase in the general reserve related to conditions brought on by the COVID-19 pandemic. Specifically, in determining its March 31, 2020 estimate of the allowance for loan losses, the Company considered unemployment trends, market conditions, social distancing, the potential impact on real estate values in our service areas, loans with actual or requested payment deferrals, and loan concentrations within industries most vulnerable to effects of the pandemic.

Net interest margin was 3.63% in the first quarter of 2020 compared with 3.92% in the first quarter of 2019, and net interest spread declined to 3.49% from 3.77% a year earlier.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, gains on sales of available-for-sale securities, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $2.19 million compared with $1.22 million in the first quarter of 2019, primarily reflecting increased gains on sales of residential mortgage loans and securities available-for-sale.

Noninterest expense for the three months ended March 31, 2020 was $6.20 million compared to $5.60 million a year earlier. The increase primarily reflected increased personnel expenses from variable compensation expenses related to the volume of mortgage loan production, higher occupancy and equipment expenses related to new offices, and an increase in professional expenses.

First Quarter 2020 Balance Sheet Review

Total assets were $746.06 million at March 31, 2020 compared to $725.39 million at December 31, 2019. This increase was due primarily due to an increase in cash caused by an increase in deposits. Cash and cash equivalents increased from $39.11 million on December 31, 2019 to $64.20 million on March 31, 2020. On March 31, 2020 loans held for investment, net of the allowance for loan losses, which totaled $570.66 million, Loans held-for-sale were $6.13 million, and the Fair value of securities available-for-sale was $54.99 million.

The Company’s commercial loan portfolio provided balanced performance and a diversified risk profile. At March 31, 2020, owner occupied commercial real estate (CRE) was $103.37 million, up 3.94% from a year earlier, non-owner occupied CRE was $182.46 million, up 4.67% from a year earlier, commercial construction & land loans rose 3.29 % to $16.73 million, while commercial & industrial loans rose 16.31% to $115.53 million. Retained residential mortgages and consumer construction loans were essentially flat compared with a year earlier, and consumer loans increased to $91.33, an increase of 7.08%. As noted earlier, the Company anticipates providing expanded disclosure regarding specific lending sectors in its upcoming SEC Form 10-Q filing.

Total deposits at March 31, 2020 were a Company-record $668.3 million. During the past year, the majority of deposit growth has been core deposits (noninterest and interest-bearing checking, NOW, money market and savings accounts).

The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution. The Company’s shareholder value measurements at March 31, 2020 included total stockholders’ equity increasing to $63.3 million from $61.4 million at December 31, 2019, retained earnings of $21.6 million and book value per share of $14.59.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Mar 31, 2020	Three months ending Mar 31, 2019	Change
Interest income	$7,488	$7,234	3.51%
Interest expense	1,352	1,104	22.46%
Net interest income	6,136	6,130	0.10%
Provision for loan losses	888	210	322.86%
Noninterest income	2,186	1,219	79.33%
Noninterest expense	6,197	5,599	10.68%
Income taxes	242	306	-20.92%
Net income	995	1,234	-19.37%
Weighted average shares outstanding - basic	4,348,040	4,378,436	(30,396)
Weighted average shares outstanding - diluted	4,348,040	4,380,959	(32,919)
Basic net income per share	$0.23	$0.28	$(0.05)
Fully diluted net income per share	$0.23	$0.28	$(0.05)

Balance Sheet at period end:	Mar 31, 2020	Dec 31, 2019	Change	Mar 31, 2019	Dec 31, 2018	Change
Loans, net	$570,659	$573,274	-0.46%	$535,959	$530,016	1.12%
Loans held for sale	6,134	4,221	45.32%	2,604	1,670	55.93%
Total securities	58,675	63,343	-7.37%	57,194	56,427	1.36%
Total deposits	668,270	649,459	2.90%	616,744	612,043	0.77%
Stockholders’ equity	63,328	61,445	3.06%	57,177	55,143	3.69%
Total assets	746,055	725,394	2.85%	684,388	674,897	1.41%
Shares outstanding	4,339,436	4,357,436	(18,000)	4,378,436	4,378,436	—
Book value per share	$14.59	$14.10	$0.49	$13.06	$12.59	$0.47

Daily averages:	Three months ending Mar 31, 2020	Three months ending Mar 31, 2019	Change
Loans, net	$574,185	$533,314	7.66%
Loans held for sale	3,653	2,004	82.29%
Total securities	55,962	58,770	-4.78%
Total deposits	659,863	614,066	7.46%
Stockholders’ equity	61,243	57,317	6.85%
Interest earning assets	677,505	634,995	6.69%
Interest bearing liabilities	574,060	526,494	9.03%
Total assets	735,759	678,346	8.46%

Financial Ratios:	Three months ending Mar 31, 2020	Three months ending Mar 31, 2019	Change
Return on average assets	0.54%	0.74%	(0.20)
Return on average equity	6.52%	8.73%	(2.21)
Net interest margin	3.63%	3.92%	(0.29)
Efficiency ratio	74.47%	76.19%	(1.72)
Average equity to average assets	8.32%	8.45%	(0.13)

Allowance for loan losses:	Three months ending Mar 31, 2020	Three months ending Mar 31, 2019	Change
Beginning balance	$4,829	$4,581	5.41%
Provision for losses	888	210	322.86%
Charge-offs	(260)	(133)	95.49%
Recoveries	17	15	13.33%
Ending balance	5,474	4,673	17.14%

Nonperforming assets:	Mar 31, 2020	Dec 31, 2019	Change	Mar 31, 2019	Dec 31, 2018	Change
Total nonperforming loans	$1,454	$1,301	11.76%	$3,622	$2,939	23.24%
Other real estate owned	1,761	2,339	-24.71%	2,253	2,431	-7.32%
Total nonperforming assets	3,215	3,640	-11.68%	5,875	5,370	9.40%
Troubled debt restructurings - (performing portion)	409	410	-0.24%	422	424	-0.47%

Asset quality ratios:	Mar 31, 2020	Dec 31, 2019	Change	Mar 31, 2019	Dec 31, 2018	Change
Nonperforming loans to total loans	0.25%	0.23%	0.03	0.67%	0.55%	0.12
Allowance for loan losses to total loans	0.95%	0.84%	0.11	0.86%	0.86%	0.01
Allowance for loan losses to nonperforming loans	376.48%	371.18%	5.30	129.02%	155.87%	(26.85)

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 3/31/2020	12/31/2019
Assets

Cash and due from banks	$31,656	$30,794
Federal funds sold	32,541	8,317

Total cash and cash equivalents	64,197	39,111

Securities held-to-maturity (fair value of $4,223 in 2020 and $3,861 in 2019)	3,683	3,688
Securities available-for-sale, at fair value	54,992	59,655
Restricted stock, at cost	1,506	1,506
Loans, net of allowance for loan losses of $5,474 in 2020 and $4,829 in 2019	570,659	573,274
Loans held for sale	6,134	4,221
Premises and equipment, net	16,054	16,297
Software, net	439	401
Interest receivable	1,922	1,866
Cash value - bank owned life insurance	16,278	13,686
Other real estate owned	1,761	2,339
Deferred tax asset	765	1,177
Other assets	7,665	8,173

Total assets	$746,055	$725,394

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	97,104	93,936
NOW, money market and savings	377,507	362,821
Time	193,659	192,702

Total deposits	668,270	649,459

Capital notes	5,000	5,000
Income taxes payable	347	124
Interest payable	176	173
Other liabilities	8,934	9,193

Total liabilities	$682,727	$663,949

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,339,436 and 4,357,436 as of March 31, 2020 and December 31, 2019	9,286	9,325
Additional paid-in-capital	30,989	31,225
Accumulated other comprehensive income (loss)	1,462	(5)
Retained earnings	21,591	20,900

Total stockholders’ equity	$63,328	$61,445

Total liabilities and stockholders’ equity	$746,055	$725,394

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2020	2019
Interest Income
Loans	$7,005	$6,654
Securities
US Government and agency obligations	187	185
Mortgage backed securities	59	61
Municipals	75	81
Dividends	9	18
Other (Corporates)	23	23
Interest bearing deposits	64	91
Federal Funds sold	66	121

Total interest income	7,488	7,234

Interest Expense
Deposits
NOW, money market savings	326	306
Time Deposits	897	668
Finance leases	30	—
Brokered time deposits	49	80
Capital notes	50	50

Total interest expense	1,352	1,104

Net interest income	6,136	6,130

Provision for loan losses	888	210

Net interest income after provision for loan losses	5,248	5,920

Noninterest income
Gains on sale of loans held for sale	1,177	691
Service charges, fees and commissions	488	439
Life insurance income	78	83
Other	12	6

Gain on sales of available-for-sale securities	431	—

Total noninterest income	2,186	1,219

Noninterest expenses
Salaries and employee benefits	3,354	2,928
Occupancy	436	421
Equipment	609	458
Supplies	127	162

	For the Three Months Ended March 31,
	2020	2019
Professional, data processing, and other outside expense	924	815
Marketing	136	145
Credit expense	196	127
Other real estate expenses	99	139
FDIC insurance expense	57	94
Other	259	310

Total noninterest expenses	6,197	5,599

Income before income taxes	1,237	1,540

Income tax expense	242	306

Net Income	$995	$1,234

Weighted average shares outstanding - basic	4,348,040	4,378,436

Weighted average shares outstanding - diluted	4,348,040	4,380,959

Net income per common share - basic	$0.23	$0.28

Net income per common share - diluted	$0.23	$0.28